EXHIBIT 99.1

Contact:	Richard A. Lechleiter Executive Vice President and Chief Financial Officer (502) 596-7734

KINDRED HEALTHCARE REVISES 2013 EARNINGS GUIDANCE

Recently Enacted Reductions in Medicare Payments for Rehabilitation Therapy Services

Result in Lower Earnings Expectations

LOUISVILLE, Ky. (January 7, 2013) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced revised earnings guidance for the year ended December 31, 2013 as a result of certain Medicare reimbursement changes included in the recently enacted American Taxpayer Relief Act of 2012.

The Company expects consolidated revenues for 2013 will approximate $5.9 billion. Operating income, or earnings before interest, income taxes, depreciation, amortization and rent, is expected to range from $794 million to $810 million. Rent expense is expected to approximate $387 million, while depreciation and amortization should approximate $189 million. Net interest expense is expected to approximate $113 million. The Company expects to report income from continuing operations for 2013 between $60 million and $70 million or $1.10 to $1.30 per diluted share (based upon diluted shares of 52.7 million). The Company’s previous earnings guidance for 2013 ranged from $1.20 to $1.40 per diluted share.

The Company re-affirmed its operating cash flow guidance for 2013 at a range between $230 million and $250 million. Estimated routine capital expenditures for 2013 are expected to range from $120 million to $130 million, unchanged from previous guidance. In addition to its routine capital expenditures, the Company re-affirmed that its development of new or replacement transitional care hospitals, transitional care centers, and inpatient rehabilitation hospitals will approximate $20 million to $30 million in 2013. Operating cash flows in excess of the Company’s routine and development capital spending programs, which are expected to remain at approximately $90 million for 2013, will be available to repay debt and fund acquisitions.

The Company’s earnings guidance for 2013 assumes that sequestration cuts of 2% related to all of its Medicare revenues will begin on April 1, 2013 and that the previously announced exit in 2013 from 54 skilled nursing facilities currently leased from Ventas, Inc. (“Ventas”) (NYSE:VTR) will be reflected as discontinued operations effective January 1, 2013. The earnings guidance also excludes the effect of any other reimbursement changes, any future acquisitions or dispositions, any impairment charges, and any repurchases of common stock.

Paul J. Diaz, Kindred’s Chief Executive Officer, commented, “The recently enacted American Taxpayer Relief Act of 2012, among other things, provided for two notable changes that will impact our business on April 1, 2013. First, the previously enacted 2% reduction for all Medicare payments, commonly referred to as the sequestration cuts, will be deferred from February 1, 2013 to April 1, 2013, thereby providing some earnings relief from our previous guidance. However, this benefit will be more than offset by the reductions in Medicare payments for rehabilitation therapy services, including those contained in the Taxpayer Relief Act, which are expected to range from $25 million to $30 million on an annual basis.”

680 South Fourth Street     Louisville, Kentucky 40202

502.596.7300        www.kindredhealthcare.com

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Kindred Healthcare Revises 2013 Earnings Guidance

January 7, 2013

Mr. Diaz also noted, “We are pleased to re-affirm our cash flow guidance for 2013 and would emphasize to investors the significant amount of expected cash flows in excess of our routine and development capital spending in 2013. Along with our recent $200 million credit expansion, our operating cash flows will provide adequate funding for the execution of our strategic plan to reposition the Company over the next few years.”

New Investor Presentation

In advance of the Company’s previously announced presentation at the 31st Annual J.P. Morgan Healthcare Conference on January 9, 2013, the Company will post a new investor presentation on its website by 5:30 p.m. Eastern Time today at http://investors.kindredhealthcare.com. The J.P. Morgan presentation is being audio webcast and can be accessed at the Company’s website at http://investors.kindredhealthcare.com and at http://jpmorgan.metameetings.com/webcasts/healthcare13/directlink?ticker=KND.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect the Company’s plans, results or stock price include, without limitation, (a) the impact of healthcare reform, which will initiate significant reforms to the United States healthcare system, including potential material changes to the delivery of healthcare services and the reimbursement paid for such services by the government or other third party payors, including reforms resulting from the Patient Protection and Affordable Care Act and the Healthcare Education and Reconciliation Act (collectively, the “ACA”). Healthcare reform is affecting certain of the Company’s businesses and the Company expects that it will impact all of them in some manner. Potential future efforts in the U.S. Congress to repeal, amend, modify or retract funding for various aspects of the ACA create additional uncertainty about the ultimate impact of the ACA on the Company and the healthcare industry. Due to the substantial regulatory changes that will need to be implemented by the Centers for Medicare and Medicaid Services (“CMS”) and others, and the numerous processes required to implement these reforms, the Company cannot predict which healthcare initiatives will be implemented at the federal or state level, the timing of any such reforms, or the effect such reforms or any other future legislation or regulation will have on the Company’s business, financial position, results of operations and liquidity, (b) the impact of final rules issued by CMS on August 1, 2012 which, among other things, will reduce Medicare reimbursement to the Company’s Transitional Care (“TC”) hospitals (licensed as long-term acute care (“LTAC”) hospitals) in 2013 and beyond by imposing a budget neutrality adjustment and modifying the short-stay outlier rules, (c) the impact of final rules issued by CMS on July 29, 2011 which significantly reduced Medicare reimbursement to nursing centers and changed payments for the provision of group therapy services effective October 1, 2011, (d) the impact of the Budget Control Act of 2011 (as recently amended by the American Taxpayer Relief Act of 2012) which will automatically reduce federal spending by approximately $1.2 trillion split evenly between domestic and defense spending. At this time, the Company believes this will result in an automatic 2% reduction on each claim submitted to Medicare beginning April 1, 2013, (e) changes in the reimbursement rates or the methods or timing of payment from third party payors, including commercial payors and the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for TC hospitals, including potential changes in the Medicare payment rules, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes

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Kindred Healthcare Revises 2013 Earnings Guidance

January 7, 2013

in Medicare and Medicaid reimbursements for the Company’s TC hospitals, nursing and rehabilitation centers, inpatient rehabilitation hospitals and home health and hospice operations, and the expiration of the Medicare Part B therapy cap exception process, (f) the effects of additional legislative changes and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry, (g) the impact of the Medicare, Medicaid and SCHIP Extension Act of 2007, including the ability of the Company’s hospitals to adjust to potential LTAC certification and medical necessity reviews, (h) the impact of the Company’s significantly increased levels of indebtedness as a result of the RehabCare acquisition on the Company’s funding costs, operating flexibility and ability to fund ongoing operations, development capital expenditures or other strategic acquisitions with additional borrowings, (i) the Company’s ability to successfully pursue its development activities, including through acquisitions, and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations, as and when planned, including the potential impact of unanticipated issues, expenses and liabilities associated with those activities, (j) the failure of the Company’s facilities to meet applicable licensure and certification requirements, (k) the further consolidation and cost containment efforts of managed care organizations and other third party payors, (l) the Company’s ability to meet its rental and debt service obligations, (m) the Company’s ability to operate pursuant to the terms of its debt obligations, and comply with its covenants thereunder, and its ability to operate pursuant to its master lease agreements with Ventas, (n) the condition of the financial markets, including volatility and weakness in the equity, capital and credit markets, which could limit the availability and terms of debt and equity financing sources to fund the requirements of the Company’s businesses, or which could negatively impact the Company’s investment portfolio, (o) national and regional economic, financial, business and political conditions, including their effect on the availability and cost of labor, credit, materials and other services, (p) the Company’s ability to control costs, particularly labor and employee benefit costs, (q) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel, (r) the Company’s ability to attract and retain key executives and other healthcare personnel, (s) the increase in the costs of defending and insuring against alleged professional liability and other claims and the Company’s ability to predict the estimated costs related to such claims, including the impact of differences in actuarial assumptions and estimates compared to eventual outcomes, (t) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability and other claims, (u) the Company’s ability to successfully dispose of unprofitable facilities, (v) events or circumstances which could result in the impairment of an asset or other charges, such as the impact of the Medicare reimbursement regulations that resulted in the Company recording significant impairment charges in 2011, (w) changes in generally accepted accounting principles or practices, and changes in tax accounting or tax laws (or authoritative interpretations relating to any of these matters), and (x) the Company’s ability to maintain an effective system of internal control over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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Kindred Healthcare Revises 2013 Earnings Guidance

January 7, 2013

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 78,000 employees in 46 states. At September 30, 2012, Kindred through its subsidiaries provided healthcare services in 2,212 locations, including 117 transitional care hospitals, six inpatient rehabilitation hospitals, 224 nursing and rehabilitation centers, 27 sub-acute units, 102 hospice, home care and private duty locations, 104 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,632 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for four years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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Kindred Healthcare Revises 2013 Earnings Guidance

January 7, 2013

KINDRED HEALTHCARE, INC.

Reconciliation of Earnings Guidance for 2013 - Continuing Operations (a)

(Unaudited)

(In millions, except per share amounts)

	As of January 7, 2013		As of October 29, 2012
	Low	High	Low	High
Operating income	$794	$810	$806	$825

Rent	387	387	387	387
Depreciation and amortization	189	189	189	189
Interest, net	113	113	113	113

Income from continuing operations before income taxes	105	121	117	136
Provision for income taxes	44	50	50	58

Income from continuing operations	61	71	67	78
Earnings attributable to noncontrolling interests	(1)	(1)	(2)	(2)

Income from continuing operations attributable to the Company	60	70	65	76
Allocation to participating unvested restricted stockholders	(2)	(2)	(2)	(2)

Available to common stockholders	$58	$68	$63	$74

Earnings per diluted share	$1.10	$1.30	$1.20	$1.40
Shares used in computing earnings per diluted share	52.7	52.7	52.7	52.7

(a)	The Company’s earnings guidance assumes that (1) reductions in Medicare payments for rehabilitation therapy services, including those contained in the Taxpayer Relief Act, are expected to range from $25 million to $30 million on an annual basis, and (2) sequestration cuts of 2% related to all of its Medicare revenues will begin on April 1, 2013. The earnings guidance further assumes that the previously announced exit in 2013 from 54 skilled nursing facilities currently leased from Ventas will be reflected as discontinued operations effective January 1, 2013. The earnings guidance also excludes the effect of any other reimbursement changes, any future acquisitions or dispositions, any impairment charges, and any repurchases of common stock.

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